                                                                     EXHIBIT 5.1

                                ATER WYNNE LLP
                         222 S.W. Columbia, Suite 1800
                            Portland, Oregon  97201
                             (503)226-1191 (phone)
                              (503)226-0079 (fax)

                                August 12, 1998

Board of Directors
Protocol Systems, Inc.
8500 S.W. Creekside Place
Beaverton, OR  97008

Gentlemen:

     In connection with the registration of 80,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Protocol Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 13, 1998, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's Nonqualified Stock Option Agreement Dated March 6, 1998 (the "Agreement"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Agreement when such shares have been delivered against payment therefor as contemplated by the Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                        Very truly yours,


                                        /s/ Ater Wynne LLP
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                                        Ater Wynne LLP